Exhibit 10.1

Consultant Agreement

This Consultant Agreement (the “Agreement”) is entered into by and between Envestnet Financial Technologies, Inc. (“Envestnet” or “Company”) and Stuart DePina (“Consultant”). Consultant and Envestnet (jointly, the “Parties”), agree to the obligations set forth in this Agreement:

WHEREAS, Consultant’s employment with Envestnet is being terminated effective June 30, 2022 (the “Termination Date”);

WHEREAS, Envestnet wishes to engage Consultant as a consultant for a period of time following the Termination Date;

WHEREAS, the Parties agree that entry into this Agreement is contingent upon Consultant remaining employed with Envestnet through the Termination Date. If Consultant voluntarily terminates his employment prior to the Termination Date or is terminated by Envestnet for Cause (as such term is defined in Executive’s Executive Agreement, dated June 1, 2019 (the “Executive Agreement”)) prior to the Termination Date, this Agreement will be null and void.

THEREFORE, in consideration of the mutual agreements and promises contained herein, the Parties agree as follows:

1.	Consultant Representations

(a) Consultant agrees to perform the consulting services described in Exhibit A (the “Services”) hereunder in good faith and according to high professional standards, relying on his experience, knowledge, judgment, and techniques. Consultant will comply with all applicable federal, state and local laws and with the provisions of the Envestnet Code of Conduct that are applicable to independent contractors.

(b) During the twenty-four month Term (as defined below), Consultant shall provide the Services from his own office space, but may need to travel from time to time to provide the Services.

2.	Compensation.

(a) As compensation for the Services performed, during the Term, Envestnet shall remit to Consultant the amount of $20,000.00 (Twenty Thousand Dollars and No Cents) per month; provided, however, that such amount shall be pro-rated for the month in which the Consultant ceases to perform the Services, by multiplying $20,000.00 by a fraction with the numerator equal to the number of business days during the month prior to the termination of the Services, and the denominator equal to the total number of business days during the month in which the termination of the Services occurs. Compensation shall be paid in arrears on the last day of each month of the Term, subject to Consultant submitting an itemized invoice every month that includes the number of hours worked and lists the services provided.

(b) In addition, Envestnet shall reimburse Consultant for reasonable and customary pre-approved, out-of-pocket business or travel expenses actually incurred by Consultant in order to perform the Services, in accordance with Envestnet’s Business and Expense Reimbursement Policy, as amended from time to time.

3.	Intellectual Property.

(a) Consultant acknowledges that during the term of the Services, Consultant may have access to and become acquainted with proprietary business, technical and financial and other non-public information (including, but not limited to, customer information, computer programs, technical drawings, algorithms, know-how, formulas, tools, methodologies, processes, ideas, inventions (whether patentable or not), schematics, product development plans, forecasts, technical, marketing and business strategies and initiatives) used by Envestnet in connection with the operation of its business (collectively, “Confidential Information”). Consultant agrees that Consultant shall not obtain any right, title or interest in any Confidential Information by virtue of this Agreement and the activities contemplated hereunder.

(b) Consultant acknowledges that Consultant may be expected to do creative work in connection with the performance of the Services under this Agreement which may lead to inventions, discoveries, developments, procedures, ideas, innovations, systems, programs, know-how, knowledge, technology, processes, methods, procedures, works of authorship, information, lists and other work product (collectively, the “Work Product”). Consultant acknowledges and agrees that Envestnet is and shall be the sole and exclusive owner of all right, title and interest in and to the Work Product, including all copyrights and other intellectual property rights therein. In furtherance of the foregoing, Consultant shall create all Work Product as work made for hire as defined in Section 101 of the Copyright Act of 1976. To the extent the Work Product does not qualify as, or otherwise fails to be, work made for hire, Consultant shall, and hereby does, (i) assign, transfer, and otherwise convey to Envestnet, irrevocably and in perpetuity, all right, title and interest in and to the Work Product, including all copyrights and other intellectual property rights therein; and (ii) irrevocably waive any and all claims Consultant may now or hereafter have in any jurisdiction to moral rights or rights of droit moral with respect to the Work Product.

(c) To the extent that Work Product includes advice, programming or other technology or materials that are or have been created or obtained by Consultant previous to this Agreement or are of generic applicability to Consultant’s business (the “Standard Advice”), such Standard Advice is not meant to be included within the reference to Work Product, and instead Envestnet’s rights in such Standard Advice are limited to use thereof.

4.	Confidentiality.

(a) Consultant agrees that Consultant will not disclose any Confidential Information, directly or indirectly, or use any Confidential Information in any manner, either during the term of this Agreement or at any time thereafter, All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks and similar items relating to the business of Envestnet, whether prepared by Consultant or otherwise coming into Consultant’s possession, shall remain the exclusive property of Envestnet.

(b) With respect to Confidential Information received by Consultant, Consultant shall: (i) hold the Confidential Information in strict confidence and restrict disclosure solely to directors, officers and employees of Envestnet who need to know such information and to those other individuals approved by Envestnet to receive such Confidential Information; (ii) use the Confidential Information in the course of the performance of, and as necessary to perform, the Services and then solely to benefit Envestnet; (iii) notify Envestnet immediately in the event Consultant becomes aware of any loss, unauthorized use or improper disclosure of Confidential Information; and (iv) use the same degree of care to protect the Confidential Information as is used to protect the Consultant’s proprietary information, but in no case less than strictly preserving the secrecy of all Confidential Information.

(c) Consultant expressly acknowledges that as a financial advisor, Envestnet is subject to certain laws and regulations (such as Regulation S-P of the Securities and Exchange Commission) regarding the privacy and protection of consumer information, and that any receipt of personal information of a client (“Nonpublic Personal Information”) of Envestnet (such as: name, account number, social security number or address) by the Consultant through its performance of Services shall be treated as Confidential Information. In addition, Consultant agrees that should the scope of the Services being provided reasonably entail Consultant having access to Non-Public Information, Consultant will have adopted policies and procedures that address administrative, technical and physical safeguards that are reasonably designed to insure the security and confidentiality of the information, protecting against any anticipated threats or unauthorized access to or use of such information.

(d) The foregoing obligations of Consultant shall not apply to any portion of the Confidential Information which: (i) is or becomes known publicly through no fault of the Consultant; (ii) is learned by Consultant from a third party entitled to disclose it; (iii) is already known to the Consultant before receipt from the Discloser (and such knowledge has been promptly disclosed to Envestnet); or (iv) must be disclosed by operation of law. Consultant shall promptly notify Envestnet of any such request for disclosure (by operation of law) in order to allow Envestnet full opportunity to seek the appropriate protective orders. In any such event, Consultant will use its reasonable efforts in cooperation with Envestnet, or otherwise, to avoid or minimize the required disclosure of any Confidential Information.

(e) Upon completion of the Services, Consultant shall promptly return to Envestnet or destroy any Confidential Information that it is not otherwise expressly entailed or required to maintain, including copies, reproductions or any other materials containing, summarizing or reflecting any Confidential Information, without retaining copies. In complying with the preceding obligation, a Consultant shall delete all electronic files on any computers within the Recipient’s operation or control containing, summarizing or reflecting any Confidential Information.

(f) Consultant shall neither disclose to Envestnet, nor use nor bring with Consultant at any time, any confidential information, trade secrets and/or proprietary information from any of Consultant’s former employers or clients or others to whom Consultant owes any duty. If Consultant a party to any non-disclosure, non-solicitation or non-compete agreement of any kind, Consultant shall provide a copy of such agreement to Envestnet upon the signing of this Agreement.

(g) In compliance with 18 U.S.C. § 1833(b) (“Section 1833(b)(1)”), as established by the Defend Trade Secrets Act of 2016, Consultant is given notice of the following immunities listed in Sections 1833(b)(1) and (2) (Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing): (1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(h) Nothing in this Section 4 prohibits Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Consultant has a reason to believe is unlawful or from reporting possible violations of applicable law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

5. Use of Name. Neither this Agreement nor the performance of the Services hereunder shall be considered to create a joint venture or partnership between Envestnet and Consultant. Neither Envestnet nor Consultant will utilize the other in any way without the other’s written consent, such as, but not limited to, use of a party’s logo or use of a party’s name in press releases. Under no circumstances shall either party employ the other’s name in such a manner as to create the impression that the relationship created or intended between them is anything other than what is described in this Agreement.

6. Relationship Not Exclusive. The parties acknowledge and agree that this Agreement is non-exclusive and that either party may enter into similar services arrangements with other firms, consultants and clients, subject to the provisions of this Agreement. Contractor represents that Contractor is customarily engaged in an independently established trade, occupation or business of the same nature as the Services.

7. Non-Compete, Non-Solicitation. In further consideration of the remuneration to be paid to Contractor hereunder, Contractor acknowledges that Section 10 (Non-Compete, Non-Solicitation) of the Executive Agreement by and between Envestnet and Consultant dated June 1, 2019 shall continue to apply in accordance with the terms thereof, as expressly modified by Section 6 of the Severance Agreement and General Release entered into by Envestnet and Consultant on or about the Effective Date.

8. Breach of Agreement. The Parties agrees that, in the event of any breach of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. Without prejudice to any rights and remedies otherwise available, the non-breaching party shall be entitled to equitable relief by way of injunction in the event of a breach of any provision of this Agreement. The Parties also agree (a) to waive any right to require that either Party post any type of bond or security and (b) that the breaching Party shall pay all costs, including attorney’s fees, incurred by the other Party by reason of the breaching Party’s breach.

9. Independent Contractor. The Parties agree that Consultant is an independent contractor (not an employee or other agent) of Envestnet pursuant to applicable law and that Consultant will not be considered an employee of Envestnet for any purpose. Consultant further acknowledges that nothing in this Agreement shall create an employer-employee relationship, partnership, agency or joint venture relationship between Consultant and Envestnet for any purpose. Consultant agrees and acknowledges that Consultant shall not be entitled to and Envestnet will not provide Consultant with any benefits that may be afforded from time to time to Envestnet employees, including vacation pay, sick leave, retirement benefits, health or disability benefits, or other benefits of any kind. As an independent contractor, Consultant understands and agrees that Envestnet will not make any deductions whatsoever from any payments under this Agreement, and Consultant will be solely responsible for and shall pay any taxes with respect to payments made to Consultant pursuant to this Agreement. For example, Envestnet will not (a) withhold FICA (Social Security) from its payments to Consultant, (b) make state or federal unemployment insurance contributions on behalf of Consultant, or (c) withhold state and federal income taxes from its payments to Consultant. Envestnet will not provide insurance coverage of any kind for Consultant, including Worker’s Compensation insurance or disability insurance. Consultant will be liable for Consultant’s own debts, obligations, acts and omissions. Consultant shall be solely responsible for the manner and hours in which Services are performed and is solely responsible for all taxes, withholdings and other statutory, regulatory or contractual obligations of any sort. Consultant agrees to indemnify Envestnet from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement, including Consultant’s classification as an independent contractor. Such indemnification obligation includes, but is not limited to, any obligation imposed upon Envestnet (i) to withhold or pay any taxes of any kind, including, without limitation, any income taxes, Social Security taxes and/or Medicare taxes (FICA), SDI premiums, unemployment insurance premiums, or any other type of employment related taxes, or (ii) to provide coverage or benefits under any of Consultant’s benefit plans, in each case in connection with compensation of any kind received by the Contractor. Consultant agrees to assist Envestnet in contesting any claim or assertion that Consultant is not properly classified under other applicable law, as an independent contractor, and to cooperate fully in the defense of any such claim or claims regarding misclassification brought against Consultant.

10. Term. This agreement shall commence on the Effective Date of this Agreement and will continue for twenty four (24) months (the “Term”), and end on the last day of the Term (the “Consulting Termination Date”). Notwithstanding the foregoing Term, a party may terminate this Agreement any time after providing 30 days’ advanced written notice to the other party; provided, however, that Envestnet may not so terminate this Agreement, other than for material breach hereof, subject to Consultant’s right to prior notice and 30 days opportunity to cure. The rights and obligations accruing prior to termination as set forth herein (such as, but not limited to, the duty of confidentiality) shall, however, survive the termination as specified in this Agreement.

11. Choice of Law. This Agreement shall be governed by the laws of the State of Illinois without giving effect to principles of conflict of laws and shall benefit and be binding upon the Parties and their successors and assigns. The Parties hereby consent to jurisdiction in the State of Illinois and agree that the courts within Illinois shall have exclusive jurisdiction over any issues regarding the enforcement of this Agreement.

12. Modification or Amendment. Except as provided in Section 7(k), no amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

13. Acknowledgment by Consultant. Consultant represents to Envestnet that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. Consultant acknowledges that, before assenting to the terms of this Agreement, Consultant has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s- length with Envestnet as to the contents.

14. Entire Understanding. This document constitutes the entire understanding and agreement of the parties, and any and all prior agreements, understandings and representations are hereby terminated and canceled in their entirety and are of no further force and effect, except for the Severance Agreement and General Release entered into by Envestnet and Consultant on June 6, 2022.

In Witness Whereof, the parties, by their duly authorized representatives, have executed this Agreement as of this June 6, 2022 (“Effective Date”).

Stuart DePina		Envestnet Financial Technologies, Inc.

By:	/s/ Stuart DePina	By:	/s/ Sharon Rosenthal
Name:	Stuart DePina	Name:	Sharon Rosenthal
		Title:	Chief Human Resource Officer

Exhibit A

●	RIA Strategy (6 to 12 hours per month, on average during the Consulting Term):

i.	Organization Approach to providing services and increasing wallet share

ii.	Services, Offerings, etc. related to RIA products

iii.	Support for M&A activities related to RIA market

iv.	Support the identification and success of Channel Head RIA Business

v.	Member of Envestnet Diversity and Inclusion Council

vi.	Member of the Board, Envestnet Institute on Campus

●	Quarterly Check-in with Bill Crager

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